Exhibit 99.1

For immediate release

Endeavour Announces Pricing of $500 Million

Offering of Senior Notes

Houston, February 23, 2012 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced the closing of its previously announced private placement of $350 million aggregate principal amount of 12% first priority notes due 2018 (the “First Priority Notes”) and $150 million aggregate principal amount of 12% second priority notes due 2018 (the “Second Priority Notes,” and, together with the First Priority Notes, the “2018 Notes”). The Company intends to use the net proceeds from the offering to fund its previously announced acquisition of interests in three oil fields in the United Kingdom North Sea, to repay all amounts outstanding under its Senior Term Loan due 2013 and for general corporate purposes.

This press release is neither an offer to sell nor the solicitation of an offer to buy the 2018 Notes or any other securities. The 2018 Notes were offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

For further information:

Endeavour – Investor Relations

Mike Kirksey                   713-307-8700

Darcey Matthews             713-807-8711